Exhibit 4.6

AVIVA IRELAND SAVE AS YOU EARN SCHEME

Scheme Rules

1.	Definitions

1.1   In these Rules the following words and expressions shall have the following meanings:

“Act” the Taxes Consolidation Act, 1997

“Adoption Date” the date in 2007 on which the board of Aviva plc adopted a shareholder resolution, in general meeting to approve such schemes.

“Announcement Date” (i) in relation to the first issue of invitation to apply for Options, such date as the Board may decide and, (ii) in relation to subsequent invitations the date of the announcement to the London Stock Exchange of the results of the group for any period.
“Appropriate Period” has the meaning given to it in paragraph 16 (2) of Schedule 12A, to the Act.

“Associated Company” has the meaning assigned to it by paragraph 1 (1) of Schedule 12A, to the Act.

“Auditors” the auditors for the time being of the Company or in the event of there being Joint Auditors such one of them as the Company shall select.

“Board” the Board of Directors of the Company or, except in Rule 12.4, a duly constituted com

“Bonus” the aggregate investment return received on your savings under a completed Savings Contract.

“Bonus Date” has the meaning assigned to it by paragraph 18 of Schedule 12A, to the Act.

“Company” Aviva Plc, registered in the United Kingdom, Number 2468686.

“Control” has the meaning assigned to it in section 432 tothe Act.

“Date of Grant” the date on which an application for an Option is, was or may be accepted in accordance with Rule 4.

“Eligible Employee” means every person who:

(i)(a) is an employee of any Participating Company, including a full-time director,
(b) is chargeable to tax under Schedule E in respect of that employment, and
(c) is on the date invitations to participateissue under Rule 2.1 such an employee or director continuously for the Qualifying Period, or (ii) is any other employee or director of a Participating Company, nominated by the Board to be an Eligible Employee, provided, that no person shall be an Eligible Employee if that person is ineligible to participate in the Scheme by virtue of paragraph 8 , Schedule 12A to the Act.

“Full-time director” a director who is required to devote not less than 25 hours a week to the service of the Company (exclusive of meal breaks).

“Interest” the investment return earned on the withdrawal of your savings if you do not complete the full term of the chosen Savings Contract.

“Market Value” has the meaning assigned to it by Section 548 to the Act.

“Option” a right to acquire Shares granted (or to be granted) in accordance with the Rules of the Scheme.

“Option Price” means the price at which a Participant may acquire a Share on the exercise of an Option.

“Normal Retirement Age” 60th Birthday.

“Participating Companies” means all Irish companies, over which The Company has control and which have been nominated by the Board as Participating Companies.

“Qualification Date” means such date as the Board may select.

“Qualifying Period” in relation to any qualification date means a period of 3 years (or such shorter period as the Board may decide) ending on that Qualification Date provided that the period from commencement of the Qualifying Period to the date upon which Options are granted pursuant to invitations made by reference to that Qualification Date may not be greater than 3 years.

“Savings Contract” a contract under a certified contractual savings scheme, within the meaning of Schedule 12B,to the Act.

“The Scheme” means the Aviva Ireland Save As You Earn Scheme constituted and governed by these rules as from time to time amended.

“Shares” fully paid up ordinary shares of the Company which comply with the provisions of paragraphs10 to 15, of Schedule 12A , to the Act.

“Specified Age” is the Normal Retirement Age or any other age between 60 and 66 years of age.

“Subscription Price” the price at which each Share subject to an Option may be acquired on the exercise of that Option being subject to Rule 8, the higher of:

(i) the nominal value of a share, or

(ii) 80% of the Market Value of a Share on the day that the invitation to apply for that Option was issued pursuant to Rule 2.

“Subsisting Option” an Option which has neither lapsed nor been exercised.

1.2   Words importing the singular shall include the plural, and vice versa, and words importing the masculine shall include the feminine.

1.3   Any reference to any statute (or a particular Part, Chapter or Section thereof) shall mean and include any statutory modification or re-enactment thereof for the time being in force, and any regulations made thereunder.

2.	Invitations to Apply for Options

2.1   The Board may invite every Eligible Employee to apply for the grant of an Option to acquire shares in the Company on any one occasion within each of the following periods:

(i) on any occasion on which the Board decides to operate the Scheme, the Company shall invite each person who will be or who was an Eligible Employee on the Announcement Date to apply for the grant of an Option.

(ii) subject to Rule 2.1 (iii), invitations may only be issued within the period starting three weeks before and ending six weeks after an Announcement Date.

(iii) in circumstances determined by the Board to be exceptional, invitations may be issued at times other than those provided for in Rule 2.1 (ii) in which event such dates as the Board may select shall be deemed for the purposes of the Rules to be the Announcement Date.

2.2.1   Each invitation shall specify

(i) the date, not being less than 14 days after the issue of the invitation, by which the application must be received by the Company.

(ii) the Option Price or, if the Option Price is not known, the Dealing Day (or the first of the three Dealing Days) by reference to which the Option Price will be determined in accordance with Rule 6.1 (Option Price) and

(iii) the minimum and maximum permitted aggregate monthly savings contribution, as specified in paragraph 25 of Schedule 12A to the Act or as subsequently amended, not being less than or greater than the Board decides shall apply to every Eligible Employee in respect of that invitation.

(iv) for weekly paid employees a total of 4 weekly deductions shall be made per month, giving an annual total of 48 deductions.

2.2.2   Where the Option Price is not known when the invitation is issued Eligible Employees shall be sent notification of the Option Price no less than 7 days prior to the date referred to in Rule 2.2.1 (i).

2.3   Each invitation shall be accompanied by a proposal form for a Savings Contract, and an application form which will provide for the applicant to state:

(i) the monthly savings contribution (being a multiple of IR£1 where savings commence on or before 31 December 2001 and €1 where savings commence on or after 1 January 2002) and not less than the minimum permitted monthly savings contribution, as specified inparagraph 25 of Schedule 12A to the Act or as subsequently amended which the applicant wishes to make under the related Savings Contract

(ii) that t he applicant’s proposed monthly savings contribution, when added to any monthly savings contributions then being made under any other Savings Contract linked to an Option granted under the Scheme or any other savings related share option scheme approved by the Revenue Commissioners, will not exceed the maximum permitted aggregate monthly savings contributions specified in the invitation and to authorise the Board to enter on the Savings Contract proposal form such monthly savings contribution, not exceeding the maximum stated on the application form as shall be determined subject to Rule 3 (Scaling Down) below.

2.4   Each application shall be deemed to be for an Option over the largest whole number of Shares which can be bought at the Option Price with the expected repayment under the related Savings Contract at the appropriate Bonus Date. In circumstances where an Option is exercised the appropriate funds shall be paid direct by the Savings Contract Provider to the Company.

2.5   Scheme Limits

2.5.1    General

(i) On or before the date upon which Options are granted on any occasion the Board may determine a limit on the number of Shares over which Options will be granted on that occasion.

2.5.2   Limit on new Shares to be placed under Option on any date

(i) The nominal amount of Shares over which the Board may grant Options to subscribe on any date shall be limited so that it does not exceed either the limit set out in Rule 2.5.2 (ii) or the limit set out in Rule 2.5.2(iii).

(ii) The limit for this Rule is 10 per cent of the nominal amount of the Company’s Equity Share Capital on the day preceding the date of Grant less the aggregate of the nominal amounts of:

(a) Shares issued on the exercise of Options granted within the previous 10 years under any Share Option Scheme,

(b) Shares remaining issuable in respect of Options granted on the same date or within the previous 10 years under any Share Option Scheme, and

(c) Shares issued on the same date or within the previous 10 years under any Share Incentive Scheme.

(iii) The limit for this Rule is 5 per cent of nominal amount of the Company’s Equity Share Capital on the day preceding the Date of Grant, less the aggregate of the nominal amounts of :

(a) Shares issued on the exercise of Options granted within the previous five years under any Share Option Scheme,

(b) Shares remaining in respect of Options granted on the same date or within the previous five years under any Share Option Scheme, and

(c) Shares issued on the same date or within the previous five years under any Share Incentive Scheme.

3.	Scaling Down

3.1   If the total number of Shares over which Options would otherwise be granted to Eligible Employees on any Date of Grant would result in any limit imposed pursuant to Rule 2.5 (Scheme Limits) being exceeded, the Grantor shall to the extent necessary to ensure that the relevant limit is not exceeded scale down applications by one or more of the following methods (or by such other methods as may be agreed in writing with the Revenue Commissioners):

(i) by reducing each application with a monthly contribution above a specified amount to that specified amount.

(ii) by reducing each application by the same monetary amount; or

(iii) by reducing each application on a pro rata basis to the nearest multiple of IR£1 where scaling down is required on or before 31 December 2001 and €1 where scaling down is required on or after 1 January 2002, but no application may be reduced to below the minimum permitted monthly savings contribution, as specified in paragraph 25 of Schedule 12A to the Act or as subsequently amended, or such other sum as may be the minimum monthly contribution permitted under a Savings Contract at that time.

Each application shall be deemed to have been modified or withdrawn in accordance with the application of the foregoing provisions and the Board shall complete each Savings Contract proposal form to reflect any reduction in monthly savings contribution resulting therefrom.

4.	Grant of Options

4.1   No later than the 30 days or if Rule 3 (Scaling Down) applies 40 days following the day on which the invitations were issued pursuant to Rule 2 (Invitation to Apply for Options), the Board shall grant to each applicant who is still an Eligible Employee and is not precluded from participation in the Scheme by virtue of paragraph 8 of Schedule 12A to the Act, an Option over the number of Shares for which, pursuant to Rule 2.4 and subject to Rule 3, the applicant is deemed to have applied.

As soon as possible after Options have been granted the Board shall issue an Option certificate in respect of each Option in such form, not inconsistent with these Rules, as the Board may determine.

No Option may be transferred, assigned or charged, and any purported transfer, assignment or charge shall cause the Option to lapse forthwith. Each Option certificate shall carry a statement to this effect.

5.	Limitations on Grants

5.1   The Board may, before issuing invitations on any occasion, determine a limit on the number of Shares which are to be available in respect of that invitation in order to ensure that Shares remain available for subsequent invitations.

5.2   No Option shall be granted to an Eligible Employee if the monthly savings contribution under the related Savings Contract, when added to the monthly savings contributions then being made under any other Savings Contract, would exceed the maximum specified in paragraph 25 of Schedule 12A to the Act.

6.	Option Price

6.1    General

The Option Price shall be determined by the Board on a date (the “relevant date”) but shall not be less than the higher of:

(i) the nominal value of a Share on the Date of Grant, and

(ii) if shares of the same class as those Shares are listed on the London Stock Exchange, an amount equal to such percentage as may be permitted by the Act of either :

(a) the middle market quotation of a share, as derived from the Daily Official List of the London Stock Exchange, on the Dealing Day immediately before the relevant date; or

(b) the arithmetic average of the middle market quotations of a Share, as derived from the Daily Official List of the London Stock Exchange, for the three consecutive Dealing Days ending with the Dealing Day immediately before the relevant date, as the Board shall, subject to Rule 6.2, determine on or before the relevant date.

6.2    Dealing Days

The Dealing Days selected by the Board in accordance with Rule 6.1 shall fall within the period of six weeks following the Announcement Date and shall not begin earlier than the thirtieth (or, if Rule 3 (Scaling Down) applies, the fortieth) day preceding the Date of Grant.

7.	Exercise of Options

7.1   Subject to Rule 11 (Manner of Exercise of Options) any Subsisting Option may be exercised in whole or in part at any time within 6 months where :

(i) the relevant Bonus Date if, on the day of exercise, the Option holder is an employee or director of a Participating Company:

(ii) the death of the Option holder;

(iii) the Option holder ceases to be a director or employee of any Participating Company by reason of injury, disability, redundancy within the meaning of the Redundancy Payments Acts, 1967 to 1991 or retirement on reaching the Specified Age;

(iv) the Option holder ceases to be a director or employee of any Participating Company by reason only that:

(a) that office or employment is in a company which the Company ceases to have Control, or

(b) that office or employment relates to a business or part of a business which is transferred to a person who is neither an associated company nor a company of which the Company has Control.

(iv) the relevant Bonus Date, where an Option holder holds an office or employment in a company which is not a Participating Company but which is:an Associated Company of the Company, or

(b) a company of which the Company has control

7.2   An Option shall lapse on the earliest of the following events:

(i) except where the Option holder has died, the expiry of six months following the Bonus Date;

(ii) where the Option holder died during the six months following the Bonus Date the first anniversary of the Bonus Date;

(iii) where the Option holder has died before the Bonus Date, the first anniversary of his death;

(iv) unless the Option holder has died, the expiry of six months after the Option has become exercisable by virtue of paragraph (iii) of Rule 7.1;

(v) the expiry of six months after the Option has become exercisable by virtue of paragraph (iv) of Rule 7.1 or in accordance with Rule 8 (Takeovers and Liquidations);

(vi) the Option holder ceasing to be a director or employee of any Participating Company by reason of being dismissed or resigning within three years of the commencement of the savings contract. If three years have elapsed since the commencement of the savings contract then the Option may be exercised with the aggregate of the savings contributions plus interest earned at the termination date - In such circumstances theOption must be exercised within six months of the termination date.

(vii) the Option holder becoming bankrupt.

7.3   No person shall be treated for the purposes of this Rule 7 as ceasing to be employed by a Participating Company until he is no longer employed by the Company, any Associated Company or a company of which the Company has Control.

7.4   If an Option holder continues to be employed by a Participating Company after the date on which he reaches the Specified Age, he may exercise any Subsisting Option within six months following that date.

8.	Take-overs and Liquidations

8.1   If any person obtains Control of the Company as a result of making

(i) a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on condition such that if it is satisfied theperson making the offer will have Control of the Company, or

(ii) a general offer to acquire all the shares in the Company which are of the same class as the Shares,then any Subsisting Option may be exercised within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

8.1.2   If the person, as a result of so obtaining Control becomes entitled to give notice to holders of Shares, all Options shall, subject to Rule 9 (Substitute Options following change in Control), be exercisable at any time when that person remains so bound or entitled.

8.2   Scheme of arrangement

If the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, then each Participant may exercise his Options at any time in the period starting with the date on which the compromise or arrangement is sanctioned by the court and ending with the date which is six months after the date on which it is sanctioned.

8.3    Liquidation

8.3.1   If an effective resolution is passed for the voluntary winding-up of the Company, each Participant may forthwith and until the expiry of the period of six months after the passing of the resolution exercise his Option and at the end of that period all Options shall, subject to Rule 9 (Substitute Options following change in Control), lapse.

8.3.2   Where a Participant exercises his Option in accordance with Rule 8.3.1 he shall be entitled to share in the assets of the Company with existing holders of Shares in the same manner as he would have been entitled had the shares been registered in his name before the resolution was passed.

8.3.3   Subject to Rules 8.3.1 and 9 (Substitute Options following change in Control), all Options, to the extent unexercised, shall automatically lapse in the event of an effective resolution being passed or an order being made for the winding-up of the Company.

9.    Substitute Options following change in Control

9.1   Application

This Rule 9 applies where a company (the “Acquiring Company”)

(i) obtains Control of the Company as a result of making -

(a) a general offer to acquire all the Shares (or such of the Shares as are not already owned by the Acquiring Company and/or by its Holding Company and/or by the Subsidiaries of it or of its Holding Company), made on a condition such that if it is satisfied the Acquiring Company will have Control of the Company, or

(b) a general offer to acquire all the Shares (or such of the Shares as are not already owned by the Acquiring Company and/or by its Holding Company and/or by the Subsidiaries of it or of its Holding Company), or

(ii) obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court, or

(iii) becomes bound or entitled to acquire shares in the Company.

9.2   Release of Options

Subject to the conditions referred to in Rule 9.3, where this Rule 9 applies, a Participant may within the period referred to in Rule 9.4 release his Option (the “Old Option) in consideration of the grant to him of an Option (the “New Option”) over shares in the Acquiring Company or some other company falling within paragraph 16 of Schedule 12A to the Act.

9.3   The Conditions

The conditions referred to in Rule 9.2 are as follows :

(1) The shares over which the New Option is granted must comply with the conditions of paragraphs 10 to 15 (inclusive) of Schedule 12A to the Act.

(2) The total market value of the Shares subject to the Old Option must be equal to the total market value of the shares subject to the New Option immediately after the release. For this purpose, market value shall be determined in accordance with the Taxation of Chargeable Gains as contained in the Taxes Consolidated Act 1997 as at the date of release or such other date as may be agreed in advance in writing with the Revenue Commissioners.

(3) The aggregate exercise price payable by the Participant upon the exercise in full of his New Option must be equal to the aggregate Option Price which would have been payable by him had he exercised in full his Old Option.

9.4   Period for release

The period referred to in rule 9.2 is -

(i) in a case falling within Rule 9.1(i), six months beginning with the time when the Acquiring Company obtains Control of the Company and any condition subject to which the offer is made is satisfied or waived,

(ii) in a case falling within Rule 9.1(ii), six months beginning with the time when the court sanctions the compromise or arrangement, and

(iii) in a case falling within Rule 9.1(iii), the period during which the Acquiring Company remains so bound or entitled.

9.5   Consequences of release

Where a Participant is granted a New Option in consideration of the release of his Old Option in accordance with this Rule 9, then -

(i) the New Option shall be exercisable in the same manner as the Old Option,
(ii) the New Option shall be subject to the provisions of the Scheme as it had effect in relation to the Old Option immediately before the release,
(iii) with effect from the release, the Rules (with the exception of Rules 2 (Invitation to Apply for Options) and 4 (Granting of Options)) shall in relation to the New Option apply as if references to Shares were references to the shares in respect of which the New Option is granted, and
(iv) with effect from the release, Rules 8.1.2 (Takeovers and Liquidations) and 12 (Administration and Amendment) shall in relation to the New Option be construed as if references to the Company (including any such references as occur in expressions which are defined in rule 1 and used in those Rules) were references to the company in respect of whose shares the New Option is granted.

10.	Variation of Share Capital

In the event of any variation in the share capital of the Company by way of capitalisation or rights issue or any consolidation, sub-division or reduction or otherwise, the number of Shares subject to any Option and the Subscription Price for each of those shares shall be adjusted in such manner as the Auditors confirm to be fair and reasonable provided that:

(i) the aggregate amount payable on the exercise of an Option in full is neither materially changed nor increased beyond the expected repayment under the Savings Contract at the appropriate Bonus Date,

(ii) the Subscription Price for a Share is not reduced below its nominal value,

(iii) no adjustment shall be made without the prior written approval of the Revenue Commissioners, and

(iv) following the adjustment the Shares continue to satisfy the conditions specified in Paragraphs 11 to 15 inclusive, Schedule 12A to the Act.

11.	Manner of Exercise of Options

11.1   No Option shall be exercised by an individual at any time when he is, or by the personal representatives of an individual who at the date of his death was, precluded by Paragraph 8, of Schedule 12A to the Act from participating in the Scheme

11.2   No Option shall be exercised at any time when the shares which may thereby be acquired are not Shares as defined in Rule 1.1.

11.3   An Option shall only be exercised over the number of Shares which may be purchased with the sum obtained by way of repayment under the related Savings Contract.

11.4   An Option shall be exercised by the Option holder, or as the case may be, his personal representatives, giving notice to the Company in writing of the number of Shares in respect of which he wishes to exercise. The appropriate funds will be paid direct by the Savings Contract provider to the Company (which shall not exceed the sum saved and bonus received under the related Savings Contract). The exercise by the Option holder shall be effective on the date of its receipt by the Company.

11.5   Shares shall be allotted and issued pursuant to a notice of exercise within thirty days of the date of exercise. Save for any rights determined by reference to a date preceding the date of allotment, such Shares shall rank pari passu with the other Shares of the same class in issue at that date of allotment.

11.6   When an Option is exercised only in part, it shall lapse to the extent of the unexercised balance.

11.7   For the purposes of Rules 11.3 and 11.4 above, any repayment under the related Savings Contract shall exclude the repayment of any contribution the due date for payment of which falls more than one month after the date on which repayment is made.

12.	Administration and Amendment

12.1   The Scheme shall be administered by the Board whose decision on all disputes shall be final.

12.2   The Board may from time to time amend these Rules provide that:

(i) no amendment shall materially affect an Option holder as regards an Option granted prior to the amendment being made,

(ii) no amendment shall be made which would make the terms on which Options may be granted materially more generous or would increase the limit specified in Rule 5.1 without the prior approval of the Company in general meeting, and

(iii) no amendment shall be made without the prior written approval of the Revenue Commissioners.

12.3   The costs of establishing and operating the Scheme shall be borne by the Participating Companies in such proportions as the Board shall determine.

12.4   The Board may establish a committee consisting of not less than three persons to whom any or all of its powers in relation to the Scheme may be delegated. The Board may at any time dissolve the committee, alter its constitution or direct the manner in which it shall act.

12.5   Any notice or other communication under or in connection with the Scheme may be given in such manner as the Board consider to be appropriate which may include by personal delivery, by email or intranet or by post, in the case of a Company to its registered office or to such other address notified for this purpose to the person giving the notice, and in the case of an individual to his last known address, or, where he is an employee of a Participating Company, either to his last known postal address, to the postal address of the place of business at which he performs the whole or substantially the whole of the duties of his employment or in the absence of there being such a place, the place of business to which regular correspondence in connection with his employment is sent, or to his allocated corporate email address. Unless otherwise stated in these Rules, where any such notice or other communication is given by an Eligible Employee or an Option holder to the Company, it shall be effective only on receipt by the Company.

12.6   The Company shall at all times keep available sufficient authorised and unissued Shares to satisfy the exercise to the full extent still possible of all Options which have neither lapsed nor been fully exercised, taking account of any other obligations of the Company to issue unissued Shares.

13.	General

13.1   All eligible employees shall be eligible to participate in the Scheme on similar terms.

13.2   This Scheme is subject to the laws of Ireland.